Camber Energy, Inc. 8-K

Exhibit 99.1

Camber Energy Provides Update To Status of Acquisition of Engineering and Procurement Company

HOUSTON, TX / ACCESSWIRE / July 23, 2019 / Camber Energy, Inc. (NYSE American: CEI) (the “Company” or “Camber”), announced today that the parties to the previously disclosed non-binding Letter of Intent to purchase an Engineering and Procurement company have agreed to move forward with the preparation of definitive documents to close the transaction.

Louis G. Schott, the Interim CEO of Camber stated, “We are continuing the process of due diligence and negotiation with the management of the engineering firm, and we are satisfied with those positive results to date. If the parties are able to reach agreement on the final documents and the required financing is obtained, the transaction should be completed within 30 days; however, there are no guarantees this can or will occur.”

About Camber Energy, Inc.

Based in Houston, Texas, Camber Energy (NYSE American: CEI) is a growth-oriented, independent oil and gas company engaged in the development of crude oil, natural gas and natural gas liquids in the Texas Panhandle. The Company also provides midstream and downstream pipeline specialty construction, maintenance and field services via its recently announced acquisition agreement with Lineal Star Holdings LLC, as described in greater detail in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (SEC) on July 9, 2019. For more information, please visit the Company's website at www.camber.energy. The Company’s SEC filings are available at www.sec.gov.

Safe Harbor Statement and Disclaimer

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward-looking words including “will,” “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Camber believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include, but are not limited to, risks relating to the absence or delay in receipt of shareholder approval of the issuance of shares of our common stock in connection with our recent acquisition; government approvals or third party consents; risks relating to funding we may never receive and/or the terms of such funding, if received; the risks of substantial ongoing dilution of common shareholders pursuant to conversions of our preferred stock; risks relating to extensions and approvals provided by the NYSE American; risks related to potential future acquisitions or combinations, including the acquisition disclosed above, the risks of not closing such transaction and the ultimate terms of such acquisition, if closed; and other risks described in Camber’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance, actual results or developments may differ materially from those projected and investors should not purchase the stock of Camber if they cannot withstand the loss of their entire investment. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company's SEC filings are available at http://www.sec.gov.

SOURCE: Camber Energy, Inc.